   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998.

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             KEY ENERGY GROUP, INC.

             (Exact name of registrant as specified in its charter)

                          MARYLAND                                                    04-2648081
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)

                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                                 (732) 247-4822
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                FRANCIS D. JOHN
                          TWO TOWER CENTER, 20TH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                                 (732) 247-4822
(Name, address and telephone number, including area code, of agent for service)
                             ---------------------
                                With Copies To:

                    JACK D. LOFTIS, JR.                                            SAMUEL N. ALLEN
                   KEY ENERGY GROUP, INC.                                      PORTER & HEDGES, L.L.P.
                TWO TOWER CENTER, 20TH FLOOR                                  700 LOUISIANA, 35TH FLOOR
              EAST BRUNSWICK, NEW JERSEY 08816                                   HOUSTON, TEXAS 77002
                       (732) 247-4822                                               (713) 226-0600

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED MAXIMUM           PROPOSED
          TITLE OF EACH CLASS OF               AMOUNT TO BE            OFFERING          MAXIMUM AGGREGATE         AMOUNT OF
      SECURITIES TO BE REGISTERED(1)           REGISTERED(2)        PRICE PER UNIT       OFFERING PRICE(3)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................
Preferred Stock...........................
Common Stock, $.10 per share..............
Warrants..................................
        Total.............................    $500,000,000(4)            (4)             $500,000,000(5)(6)        $139,000
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

(1) Also includes such indeterminate number of shares of Common Stock and/or Preferred Stock and/or amount of Debt Securities as may be issued upon conversion or exercise of any Debt Securities, Preferred Stock and/or Warrants that provide for conversion or exercise into other securities.
(2) Or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate public offering price of $500,000,000.
(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(4) Pursuant to General Instruction II.D of Form S-3, not specified as to each class and/or series of securities to be registered.
(5) Represents the aggregate (i) issue price of any Debt Securities issued with original issue discount, (ii) principal amount of all Debt Securities, Preferred Stock or Warrants, (iii) amount used when computing the registration fee pursuant to Rule 457(c) for Common Stock, (iv) liquidation preference of any Preferred Stock, (v) issue price of any Warrants and (vi) exercise price of any securities issuable upon exercise of Warrants.
(6) No separate consideration will be received for any Debt Securities, Preferred Stock or Common Stock issuable upon conversion of Debt Securities or Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1998.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                         [KEY ENERGY GROUP, INC. LOGO]

                                  $500,000,000
                             KEY ENERGY GROUP, INC.

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                               ------------------

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

     - we may issue the debt securities, preferred stock, common stock and warrants covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the securities;

     - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "KEG."

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  This Prospectus is dated November   , 1998.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
Forward-looking Statements..................................    2
Where You Can Find More Information.........................    3
Summary.....................................................    4
Ratio of Earnings to Fixed Charges..........................    6
Risk Factors................................................    6
Use of Proceeds.............................................    8
Plan of Distribution........................................    9
Description of Debt Securities..............................   10
Description of Capital Stock................................   14
Description of Warrants.....................................   15
Legal Matters...............................................   15
Experts.....................................................   15

                           FORWARD-LOOKING STATEMENTS

     The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology. The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate. Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" and elsewhere in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (Reg. No.
333-     ) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:

     - Annual Report on Form 10-K for the year ended June 30, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

     - Current Reports on Form 8-K, filed on September 28, 1998 and Form 8-K/A filed on October 28, 1998;

     - Proxy Statement on Schedule 14A, dated November 17, 1998;

     - Tender Offer Statements on Schedule 14D-1, filed on August 17, 1998 and on Schedule 14D-1/A filed on August 26, 1998 and September 15, 1998; and

     - The description of the Company's common stock contained in Form 8-A dated March 27, 1998, including any amendments or reports that have been filed to update the description.

     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

    Key Energy Group, Inc.
    Two Tower Center, 20th Floor
    East Brunswick, New Jersey 08816
    (732) 247-4822

                                    SUMMARY

THE COMPANY

     We are the world's largest operator of onshore oil and gas well service rigs and related equipment. Through our wholly owned subsidiaries, we operate in all major onshore oil and gas producing regions in the Continental United States and in Argentina and Ontario, Canada. We operate approximately 1,425 well service and workover rigs, 1,120 fluid hauling and other trucks and 74 drilling rigs (including 21 well service rigs, 28 trucks and six drilling rigs in Argentina). We provide a full range of maintenance and workover services to major and independent oil and gas companies in all of our operating regions. In addition to maintenance and workover services, we provide services that include:

     - the completion of newly drilled wells;

     - the recompletion of existing wells (including horizontal recompletions);

     - plugging and abandonment of wells at the end of their useful lives;

     - oilfield fluid and equipment transportation;

     - oilfield fluid storage and disposal services;

     - fishing and rental tools;

     - wireline services;

     - air drilling;

     - hot oiling; and

     - production testing services.

     In addition, we are engaged in contract drilling in West Texas, the Four Corners Area, the ArkLaTex Region, Michigan, Argentina and Ontario, Canada and we own and produce oil and natural gas in the Permian Basin and Texas Panhandle.

GROWTH STRATEGY

     Historically, the domestic well servicing industry has been highly fragmented. It has been characterized by many small companies competing locally based on pricing and the quality of services offered. In recent years, however, many major and independent oil and gas companies have emphasized not only pricing, but also the safety records, quality management systems and the breadth of services offered by well servicing contractors. This market environment requires significant expenditures by smaller companies to meet increasingly rigorous standards, and has forced many smaller well servicing companies to sell their operations to larger competitors. As a result, the well service industry has seen high levels of consolidation.

     Over the last 30 months, we have been the leading consolidator of the well service industry, completing in excess of 50 acquisitions of well servicing and drilling operations. This consolidation has led to reduced fragmentation in the market and a more predictable demand for well services. Our management structure is decentralized, which allows for rapid integration of acquisitions and the retention of a strong local presence of many of our acquired businesses.

     As a result of our recent growth through acquisitions, we have developed a strategy to:

     - maximize operating efficiencies by focusing on reducing costs;

     - fully integrate acquisitions into our decentralized organizational structure to attempt to maximize operating margins;

     - expand the business lines and services we offer in our existing areas of operations; and

     - extend the geographic scope and operating environments for our operations.

     If the current decline in the oil prices persists or a recovery in prices remains uncertain we may curtail or halt our growth strategy until prices reach more favorable ranges.

THE OFFERING

     This prospectus covers up to $500,000,000 of debt securities, preferred stock, common stock and warrants that we may issue for cash. This prospectus also may be used for resales of the securities issued under this prospectus. See "Use of Proceeds."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

   FISCAL YEAR ENDED JUNE 30,      THREE MONTHS ENDED
1994   1995   1996   1997   1998   SEPTEMBER 30, 1998
----   ----   ----   ----   ----   ------------------
2.65   2.57   2.62   2.52   2.61          1.34

     For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of interest factor.

     Our principal executive offices are located at Two Tower Center, Twentieth Floor, East Brunswick, New Jersey 08816 and our telephone number is (732) 247-4822.

                                  RISK FACTORS

     You should consider the following risk factors and other information in this prospectus before deciding to buy our securities.

SUBSTANTIAL LEVERAGE

     We are highly leveraged. At September 30, 1998, our ratio of total debt to total capitalization was approximately 84.0%. Our debt could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes. Our debt also could make us more vulnerable to industry downturns and competitive pressures.

RESTRICTIVE DEBT COVENANTS

     Our existing debt agreements contain covenants that limit our ability to, among other things, borrow additional money, make capital expenditures and other investments and pay dividends. These covenants also require us to meet certain financial tests. If we are unable to meet our debt service obligations or comply with these covenants and tests, we would be in default under our existing debt agreements. A default, if not waived, could result in acceleration of our indebtedness and our bankruptcy. In recent years, cash generated from our operating activities and borrowings have been sufficient for us to meet our debt service, acquisition and capital expenditure requirements. There can be no assurance that we will continue to generate sufficient cash to meet our future requirements.

DEPENDENCE ON OIL AND GAS INDUSTRY

     Our business is dependent on conditions in the oil and gas industry, especially the production expenditures of oil and gas companies. The demand for our services is directly influenced by current and anticipated oil and gas prices, oil and gas production costs, and government regulation. The demand for well servicing and related services in the United States currently is depressed in many markets because of weak oil prices. The weakness in oil prices may cause lower day rates and lower use of available well service equipment. Periods of diminished or weakened demand may continue to occur. In addition, reductions in oil prices can result in a reduction in the trading price of our securities, even if the reduction in oil prices does not affect our business generally.

RISKS ASSOCIATED WITH ACQUISITIONS

     One of our business strategies is to acquire operations and assets that are complementary to our existing businesses. Acquiring these operations and assets involves financial, operational and legal risks. These risks include the difficulty of assimilating operations and personnel of the acquired businesses and maintaining uniform standards, controls, procedures and policies. In addition, other potential buyers compete with us for acquisitions of businesses. That competition could cause us to pay a higher price for acquisitions than we otherwise might have to pay or reduce our acquisition opportunities. We cannot assure we will be successful in making additional acquisitions or in integrating any acquired businesses.

OPERATING RISKS; INSURANCE

     Our operations are subject to many hazards. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering and fires. Our operations also could cause damage to the environment. In addition, we are subject to seasonal risks caused by adverse weather conditions such as severe winter storms. Operations in northern regions are subject to limitations on transporting equipment during the spring thaw. These hazards and risks could cause the suspension of operations, damage to or destruction of equipment and injury or death to field personnel. We have insurance to protect against many of these liabilities. This insurance is capped at certain levels and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. Moreover, we may not be able to maintain insurance at adequate levels or at reasonable rates. Particular types of coverage may not be available in the future.

COMPETITION

     Competition is intense in all of our markets. We compete on the basis of the quality of our personnel, equipment and service, safety record and pricing. Certain competitors, however, have access to greater financial and other resources than do we. These resources could allow those competitors to price their services more aggressively than we can, which could hurt our profitability.

POTENTIAL LABOR SHORTAGE

     We historically have experienced a high employee turnover rate and we continue to need replacement and additional workers. Many skilled or trainable workers reside near our facilities; however, we cannot assure we will be successful in recruiting and training these workers due to several factors. These factors include the potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from other industries. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Our operations are subject to federal, state and local laws and regulations including those relating to protection of the environment, natural resources, health and safety, waste management, and transportation of hydrocarbons and chemicals. Sanctions for noncompliance may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities.

INTERNATIONAL INVESTMENTS

     We have investments and may make additional investments in Argentina and Canada. We also may make other investments outside the United States. Foreign investments are subject to risks relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

DEPENDENCE ON KEY PERSONNEL

     We depend upon the performance of our executive officers. We have entered into employment agreements with these executive officers that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. We maintain key man life insurance on the lives of certain of our officers, including our Chief Executive Officer. This insurance does not mean that the death or disability of one or more of them would not have a material adverse effect upon our operations.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES

     The trading price of our securities could drop if there are large numbers of sales into the market or if there is perception that those sales could occur. These factors also could make it more difficult for us to raise funds through future securities offerings. As of October 31, 1998, we had a total of 18,293,055 shares of common stock outstanding. In addition, approximately 10.3 million shares of common stock are issuable upon the conversion of existing options, warrants and convertible securities.

CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

     Certain provisions of our Articles of Incorporation could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to our stockholders. The Articles of Incorporation allow us to issue preferred stock without stockholder approval. Issuances of preferred stock could make it more difficult for a third party to acquire us. See "Description of Capital Stock."

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                              PLAN OF DISTRIBUTION

     We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are used in any of the sales of securities covered by this prospectus, the Company will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement.

     We may sell the securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to below as the indentures.

     We have summarized selected provisions of the indentures below. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the indentures so that you can easily locate those provisions. Capitalized terms used in this summary have the meanings used in the indentures.

GENERAL

     The Indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. Debt securities may be issued in one or more series, each in an aggregate principal amount authorized by the Company before issuance, and may be in any currency or currency unit that we may designate. (Section 301) debt securities of a series may be issued in registered or global form. (Sections 201 and 203) The Indentures do not limit the amount of other unsecured indebtedness or securities that we can issue. The senior debt securities will rank equally with all of our other senior debt. The subordinated debt securities will have a junior position to all of our senior debt.

     We are a holding company that conducts all operations through our subsidiaries. Holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including trade creditors, debt holders, secured creditors, taxing authorities, guaranty holders and any preferred stockholders. At September 30, 1998, we did not have any outstanding preferred stock and we and our subsidiaries had approximately $829.0 million of outstanding debt.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of debt securities being offered;

     - the total principal amount of debt securities being offered;

     - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

     - the interest rate;

     - the date from which interest will accrue;

     - the interest payment dates;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

     - events causing acceleration of maturity;

     - any provisions granting special rights to holders when the specified event occurs;

     - any changes to or additional events of default or covenants;

     - any special tax implications of the debt securities; and

     - any other terms of the debt securities (Section 301).

DENOMINATIONS

     The debt securities will be issued in registered form of $1,000 each or multiples thereof. (Section 302)

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving the Company or our property; or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Senior debt is defined to include all notes or other unsecured evidences of indebtedness including guarantees of the Company for money borrowed by the Company, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Company.

EVENTS OF DEFAULT

     The following are Events of Default under each Indenture:

     - failure to pay principal or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, continued for 30 days;

     - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

     - failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default as may be specified with respect to debt securities of such series. (Section 501)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the Trustee considers withholding of notice to be in the best interest of the holders. (Section 602)

     If an Event of Default occurs, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the Trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. (Section 502) If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either Trustee or any holder.

     Depending on the terms of our indebtedness, an Event of Default under an Indenture may cause a cross default on such other indebtedness.

     Other than its duties in the case of default, the Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity. (Section 601) If the holders provide reasonable indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee for any series of debt securities. (Section 512)

COVENANTS

     Under the Indentures, we will:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the Trustee at the end of each fiscal year reviewing the Company's obligations under the Indentures; and

     - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium.

MODIFICATION OF INDENTURES

     Under each Indenture, all rights and obligations of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series effected by the modification. No modification of the principal or interest payment terms and no modification reducing the percentage required for modifications is effective against any holder without its consent. (Sections 901 and 902)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Indenture generally permits a consolidation or merger between us and another company. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures.

     We will only consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor company may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities. (Sections 801 & 802)

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations under the debt securities of any series if we deposit with the Trustee enough cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Section 401)

     Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

PAYMENT AND PAYING AGENTS

     Principal, interest and premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the Indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement. (Section 307)

     Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge. (Section 1002)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

                          DESCRIPTION OF CAPITAL STOCK

     As of October 31, 1998, our authorized capital stock was 100,000,000 shares, which may be issued as either shares of preferred stock or common stock. As of that date, we had 18,293,055 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     Listing. Our common stock is listed on the New York Stock Exchange under the symbol "KEG." Any additional common stock we issue will also be listed on the NYSE.

     Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends. Additionally, in certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Voting Rights. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

     Other Rights. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

     The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock we may offer. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

     Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

     The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things, the designation of the warrants, the securities into which the warrants are exercisable, the exercise price, the aggregate number of warrants to be issued, the principal amount of securities purchasable upon exercise of each warrant, the price or prices at which each warrant will be issued, the procedures for exercising the warrants, the date upon which the exercise of warrants will commence, and the expiration date, and any other material terms of the warrants.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the common stock, the preferred stock, the debt securities and the warrants will be passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions.

Registration Fee Under Securities Act.......................   $139,000
Legal Fees..................................................     15,000
Accounting Fees.............................................      5,000
Printing and Engraving......................................     25,000
Miscellaneous Fees..........................................     16,000
                                                               --------
          Total.............................................   $200,000
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable on the basis that personal benefit was improperly received and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized for a specific proceeding after determination by the board of directors, special legal counsel or the stockholders that indemnification is permissible because the director has met the requisite standard of conduct.

     Article Seventh of the Company's Amended and Restated Articles of Incorporation, as amended (the "Charter"), provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's By-Laws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by Maryland law. Furthermore, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under Maryland law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           4.1           -- Form of Senior Indenture.
           4.2           -- Form of Subordinated Indenture.
           5.1           -- Opinion of Porter & Hedges, L.L.P.
          12.1           -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges
          23.1           -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1)
          23.2           -- Consent of KPMG Peat Marwick LLP
          23.3           -- Consent of KPMG Peat Marwick LLP
          24.1           -- Power of Attorney (included on signature page)
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt.
         *25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt.

-------------------------

* To be filed by amendment.

     (b) Financial Statement Schedules

     Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Key Energy Group, Inc., or the notes thereto, or the required information is not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     With respect to the Indentures referred to in Exhibits 4.1 and 4.2 of this Registration Statement, the Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, State of New Jersey on November 19, 1998.

                                            KEY ENERGY GROUP, INC.

                                            By:     /s/ FRANCIS D. JOHN
                                              ----------------------------------
                                                       Francis D. John,
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Key Energy Group, Inc. hereby severally constitutes and appoints Francis D. John and Jack D. Loftis, Jr., and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-3 and for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.

                   SIGNATURES                                   TITLE                       DATE
                   ----------                                   -----                       ----

              /s/ FRANCIS D. JOHN                   President, Chief Executive        November 19, 1998
------------------------------------------------    Officer, and Director
                Francis D. John                     (Principal Executive Officer)

              /s/ WILLIAM D. MANLY                  Director                          November 19, 1998
------------------------------------------------
                William D. Manly

              /s/ MORTON WOLKOWITZ                  Director                          November 19, 1998
------------------------------------------------
                Morton Wolkowitz

             /s/ DAVID J. BREAZZANO                 Director                          November 19, 1998
------------------------------------------------
               David J. Breazzano

              /s/ KEVIN P. COLLINS                  Director                          November 19, 1998
------------------------------------------------
                Kevin P. Collins

                   SIGNATURES                                   TITLE                       DATE
                   ----------                                   -----                       ----

             /s/ W. PHILLIP MARCUM                  Director                          November 19, 1998
------------------------------------------------
               W. Phillip Marcum

            /s/ STEPHEN E. MCGREGOR                 Executive Vice President,         November 19, 1998
------------------------------------------------    Chief Financial Officer and
              Stephen E. McGregor                   Treasurer (Principal Financial
                                                    Officer)

               /s/ DANNY R. EVATT                   Vice President of Financial       November 19, 1998
------------------------------------------------    Operations (Principal
                 Danny R. Evatt                     Accounting Officer)

                                    EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------

           4.1           -- Form of Senior Indenture.
           4.2           -- Form of Subordinated Indenture.
           5.1           -- Opinion of Porter & Hedges, L.L.P.
          12.1           -- Statement Regarding Computation of Ratios of Earnings to
                            Fixed Charges
          23.1           -- Consent of Porter & Hedges, L.L.P. (included in Exhibit
                            5.1)
          23.2           -- Consent of KPMG Peat Marwick LLP
          23.3           -- Consent of KPMG Peat Marwick LLP
          24.1           -- Power of Attorney (included on signature page)
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Senior Debt.
         *25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 for Subordinated Debt.

-------------------------

* To be filed by amendment.